Exhibit 99.1

Teleflex ®	NEWS

155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-0811

Contact:Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	June 14, 2006

Teleflex Updates Earnings Outlook

Expectations reduced on slower Medical Segment recovery and 2Q charges;
Additional restructuring announced

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today issued revised 2006 earnings guidance that principally reflects the impact on the company’s second quarter results of a slower than expected recovery in its Medical Segment performance and non-recurring charges. The company now expects second quarter earnings from continuing operations to be up modestly on a sequential basis, but substantially lower than the prior year’s second quarter. As a result, full year earnings from continuing operations excluding special charges and gain on sale of assets and including options expense is now expected to be in the range of $3.65 to $3.80 per diluted share. The company previously anticipated that comparable earnings for the full year would be in the range of $3.91 to $4.12 per diluted share.

Teleflex also announced additional restructuring initiatives designed to improve future operating performance by expanding the consolidation of operations in several of its businesses. The company expects to record costs related to these new initiatives in the range of $12 to $15 million by the end of 2006. The company will also take a special charge of approximately $3.8 million related to the carrying value of a minority held investment.

Jeffrey P. Black, chairman and chief executive officer of Teleflex commented, “While we are disappointed with overall results for the second quarter, the steps we are taking should enable us to achieve a much stronger operating performance in the second half of the year. The corporate charges that affected the second quarter are behind us and we have picked up the pace of change to assure accelerating improvement in our Medical Segment as the year goes on. We are completing the facility closures that had been delayed, making significant changes in our Medical OEM business and expanding cost reduction efforts. Operational efficiency is increasing and distribution center performance has continued to be on track.”

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Black continued, “Additionally, businesses in each of our segments are expediting plans to consolidate operations to improve operating performance and better leverage our resources. In the second half of the year, we will be focused on execution, improving operational efficiency, revitalizing our acquisition pipeline and positioning our businesses for future growth.”

Teleflex management had expected operational initiatives and the completion of facility consolidations to provide an improvement in the financial performance of the Medical Segment during the second quarter. While Medical Segment business results have improved over the first quarter, the company now expects segment operating profit to fall short of the results in the second quarter of 2005 on relatively flat revenues.

For the second quarter, Commercial Segment revenues are expected to increase, while operating profits remain relatively flat on a sequential basis. Segment operating profit for the quarter will be negatively impacted by a charge related to an inventory shortfall at a facility. Aerospace Segment revenues and operating profits continue to be in line with the company’s expectations.

In addition, in the second quarter, the company will also record corporate expenses in connection with legal and accounting costs of approximately $2 million related to a proposed acquisition that management has decided not to move forward with.

The company also announced that the Board of Directors has taken action to extend for an additional six months, until January 2007, its authorization for the repurchase of shares of outstanding Teleflex common stock under the previously-announced program. Under this program announced in July 2005, the company is authorized to repurchase $140 million of outstanding common stock. The company has repurchased 969,500 shares at an aggregate price of $64.7 million. Due to activity on the potential acquisition, the company has not repurchased additional shares during the second quarter.

Teleflex has scheduled a conference call with investors for Wednesday, June 14, 2006 at 9:30 am (ET) to discuss the updated outlook. The call will be available live and archived on the company’s website at www.teleflex.com. An audio replay will be available until June 19, 2006 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International) and enter Passcode # 22468521.

Notes :
For the full year 2006, the company projects special charges and gains on sale of assets would be in the range of 45 to 53 cents per diluted share and diluted earnings per share from continuing operations would be in the range of $3.12 to $3.35.

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Teleflex at a Glance:

Teleflex is a diversified industrial company with 2005 annual revenues of $2.5 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 20,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, can be obtained from the company’s website on the Internet at www.teleflex.com.

Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to forecasted 2006 diluted earnings per share from continuing operations excluding special charges and gain on sale of assets; 2006 diluted earnings per share from continuing operations, projected 2006 special charges and gains on sale of assets, costs related to restructuring, Medical Segment operating profit in second quarter 2006, Commercial Segment revenues and operating profit in 2006, and anticipated improving financial performance. Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to new programs; changes in business and market conditions, and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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